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                               REXENE CORPORATION

                        1995 ANNUAL INCENTIVE BONUS PLAN



I.   PURPOSE

     The Rexene Annual Incentive Bonus Plan (AIB) is designed to reward key employees for their contribution to the achievement of both corporate financial and individual performance objectives.


II.  DEFINITIONS

     FINANCIAL FORMULA PORTION - that portion of an individual's bonus that is paid, contingent upon the company achieving certain formula financial targets. These targets will be established annually and consider the annual business plan, industry and general economic conditions. This portion shall represent 70% of an individual's target award opportunity.

     NON-FINANCIAL INDIVIDUAL PORTION - that portion of an individual's bonus that is paid, contingent upon the individual achieving certain documented performance objectives. This portion shall represent 30% of an individual's target award opportunity.

     TARGET AWARD OPPORTUNITY - expressed as a percent of base salary, the total bonus award to be paid if both formula financial targets and individual performance objectives are achieved.


III. TARGET AWARD OPPORTUNITY

     The target award opportunity for the financial formula and non-financial individual portions, expressed as a percent of base salary is as follows:


                         TARGET                                 TARGET
                        FINANCIAL            TARGET              TOTAL
      POSITION           FORMULA           INDIVIDUAL         OPPORTUNITY
      --------          ---------          ----------         -----------
CEO                        70%                30%                100%

EXEC. MGMT.
COMMITTEE                  56%                24%                 80%

DIV. V. P.                 42%                18%                 60%

BUS. DIRECTORS             35%                15%                 50%

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1995 Annual Incentive Bonus Plan
Page Two


IV.  MAXIMUM FINANCIAL FORMULA BONUS

     An individual may receive up to 150% of his target financial formula bonus if the company achieves financial objectives significantly exceeding targeted levels. Schedule I attached details financial targets and related formula bonus payout potentials.


V.   MAXIMUM NON-FINANCIAL INDIVIDUAL BONUS

     An individual may receive up to 100% of his target non-financial individual bonus in accordance with the following qualitative evaluations of achievement. Schedule II attached provides the format for establishing and evaluating objectives.


VI.  GENERAL PROVISIONS

     ELIGIBILITY

     - Participants are eligible for pro rata bonus consideration under this plan if they have completed at least six (6) months of service in one or more bonus eligible positions and do not participate in any other incentive program.

     - Participants who are terminated during the fiscal year for any reason, except cause, shall be eligible to receive a pro rata formula financial bonus based on year-end financial results. Participants who voluntarily resign their employment prior to the end of the fiscal year shall not be entitled to any bonus payment.

     - Payment of bonuses will occur as determined by the Compensation Committee of the Board of Directors, but in no case later than the week following the announcement of year-end earnings.


VII. ADMINISTRATION

     The Senior Vice President of Human Resources and Administration shall be responsible for the administration of this program. The Board of Directors is the sole interpreter and arbitrator of the general and specific provisions of this plan and has the sole authority to approve awards recommended by the Chief Executive Officer within the parameters of this plan or to amend or modify them, if necessary, to provide equitable bonus oportunity for participants.

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                                                                      Schedule I



                               REXENE CORPORATION

                     FINANCIAL FORMULA BONUS SCHEDULE - 1995
                 (In Millions of $ Except Per Share and % Data)
                         (Interpolation Where Necessary)

          FINANCIAL              FORMULA                TARGETS
- --------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------
                                                                            % OF TARGET
          EARNINGS                 NET                 OPERATING         FINANCIAL FORMULA
          PER SHARE               INCOME                INCOME               BONUS PAID
- --------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------
            $ 0.09                  1.7                   30                     0%

            $ 1.10                  21                    60                    25%

            $ 2.11                  40                    90                    60%

            $ 3.13                  59                    120                  100%

            $ 3.47                  66                    130                  120%

            $ 4.15                  79                    150                  150%


Note: The stated financial target is earnings per share (EPS), and assumes stated levels of net and operating income.
       EPS targets also assume planned levels of interest expense net of $25.4 million and an income tax rate of approximately 38% and weighted average shares of 19 million. Adjustments will be made to the EPS target to reflect unplanned changes in capital structure, tax rates or other unusual charges or events.